EXHIBIT 10.70

RELEASE OF CLAIMS

1.             Parties.

The parties to Release of Claims (hereinafter "Release") are Phil Christian, Far East Energy Corporation and Far East Energy (Bermuda) Ltd., as hereinafter defined.

1.1           Executive.

For the purposes of this Release, "Executive" means Phil Christian and his attorneys, heirs, executors, administrators, assigns, and spouse.

1.2           Company.

For purposes of this Release, the "Company" means Far East Energy Corporation and Far East Energy (Bermuda) Ltd., their predecessors and successors, subsidiaries, corporate affiliates, and all of each entity's officers, directors, employees, insurers, agents, or assigns, in their individual and representative capacities.

2.             Background And Purpose.

Executive was employed by the Company.  Executive's employment is ending effective October 15, 2009.  The purpose of this Release is to settle, and the parties hereby settle, fully and finally, any and all claims Executive may have against the Company, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to Executive's employment, any claim for reemployment, or any other claims whether asserted or not, known or unknown, past or future, that relate to Executive's employment, reemployment, or application for reemployment.

3.             Release.

Executive waives, acquits and forever discharges the Company from any obligations the Company has and all claims Executive may have including but not limited to obligations and/or claims arising from the Agreement or any other document or oral agreement relating to employment compensation, benefits, severance or post-employment issues.  Executive hereby releases Company from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past or future failure or refusal to employ Executive by Company, or any other past or future claim (except as reserved by this Release or where expressly prohibited by law) that relates in any way to Executive's employment, compensation, benefits, reemployment, or application for employment, with the exception of any claim Executive may have against Company for enforcement of this Release.  This release includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal authority, including but not limited to any claim arising under state statutes dealing with employment, discrimination in employment, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, state wage and hour statutes, all as amended, any regulations under such authorities, and any applicable contract, tort, or common law theories.

3.1           Reservations Of Rights.

This Release shall not affect any rights which Executive may have under any medical insurance, disability plan, workers' compensation, unemployment compensation, indemnifications, applicable company stock incentive plan(s), or the 401(k) plan maintained by the Company.

3.2           No Admission Of Liability.

It is understood and agreed that the acts done and evidenced hereby and the release granted hereunder is not an admission of liability on the part of Executive or Company, by whom liability has been and is expressly denied.

4.             Consideration To Executive.

After receipt of this Release signed by Executive, and the expiration of the seven-day revocation period provided by the Older Workers Benefit Protection Act without Executive's revocation, Company shall pay the Executive Fifty-Thousand Dollars ($50,000) as severance.

5.             No Disparagement.

Executive agrees that henceforth Executive will not disparage or make false or adverse statements about Company.  The Company should report to Executive any actions or statements that are attributed to Executive that the Company believes are disparaging.  The Company may take actions consistent with breach of this Release should it determine that Executive has disparaged or made false or adverse statements about Company.  The Company agrees to follow the applicable policy(ies) regarding release of employment reference information.

6.             Confidentiality, Proprietary, Trade Secret And Related Information

Executive acknowledges the duty and agrees not to make unauthorized use or disclosure of any confidential, proprietary or trade secret information learned as an employee about Company, its products, customers and suppliers, and covenants not to breach that duty.  Should Executive, Executive's attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information Executive learned as an employee of Company, Executive shall promptly notify the Company of such request by the most expeditious means in order to enable the Company to take any reasonable and appropriate action to limit such disclosure.

7.             Scope Of Release.

The provisions of this Release shall be deemed to obligate, extend to, and inure to the benefit of the parties; Company's parents, subsidiaries, affiliates, successors, predecessors, assigns, directors, officers, and employees; and each parties insurers, transferees, grantees, legatees, agents and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and effective date of this Release.

8.             Opportunity For Advice Of Counsel.

Executive acknowledges that Executive has been encouraged to seek advice of counsel with respect to this Release and has had the opportunity to do so.

9.             Entire Release.

This Release signed by Executive contain the entire agreement and understanding between the parties and, except with respect to Sections 8-21 of the Executive's Employment Agreement which survive the termination of such agreement, supersede and replace all prior agreements, written or oral, prior negotiations and proposed agreements, written or oral.  Executive and the Company acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Executive and the Company acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release.

10.           Severability.

Every provision of this Release is intended to be severable.  In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.

11.           Parties May Enforce Release.

Nothing in this Release shall operate to release or discharge any parties to this Release or their successors, assigns, legatees, heirs, or personal representatives from any rights, claims, or causes of action arising out of, relating to, or connected with a breach of any obligation of any party contained in this Release.

12.           Acknowledgment.

Executive acknowledges that the Release provides severance pay and benefits which the Company would otherwise have no obligation to provide.

13.           Revocation.

As provided by the Older Workers Benefit Protection Act, Executive is entitled to have twenty-one (21) days to consider this Release.  For a period of seven (7) days from execution of this Release, Executive may revoke this Release.  Upon receipt of Executive's signed Release and the end of the revocation period, payment by the Company as described in paragraph 4 will be forwarded by mail in a timely manner as provided herein.

/s/ Phil Christian	Dated: October 6, 2009
Phil Christian

FAR EAST ENERGY CORPORATION

By:	/s/Michael R. McElwrath	Dated: October 6, 2009
Name: Michael R. McElwrath
Its: Chief Executive Officer and President

FAR EAST ENERGY (BERMUDA) LTD.

By:	/s/Michael R. McElwrath	Dated: October 6, 2009
Name: Michael R. McElwrath
Its: Chairman